Exhibit 99.1

Yum China Reports Second Quarter 2023 Results

Delivered record-breaking second quarter performance in Total Revenues, Operating Profit and net new adds

Total Revenues up 25%; System Sales grew 32% in constant currency; Operating Profit increased 216%

Store openings accelerated, 655 net new adds in the first half, on track for full-year net new store target

Shanghai, China (July 31, 2023) – Yum China Holdings, Inc. (the "Company" or "Yum China") (NYSE: YUMC and HKEX: 9987) today reported unaudited results for the second quarter ended June 30, 2023.

Second Quarter Highlights

•
Total revenues increased 25% year over year to $2.65 billion from $2.13 billion (a 32% increase excluding foreign currency translation (“F/X”)).
•
Total system sales increased 32% year over year, with increases of 32% at KFC and 30% at Pizza Hut, excluding F/X. Growth was mainly attributable to same-store sales, new unit contribution and lapping of temporary store closures in the prior year.
•
Same-store sales increased 15% year over year, with increases of 15% at KFC and 13% at Pizza Hut, excluding F/X.
•
Opened 422 net new stores during the quarter; total store count reached 13,602, as of June 30, 2023.
•
Operating Profit increased 216% year over year to $257 million from $81 million (a 228% increase excluding F/X), primarily driven by sales leveraging and margin expansion.
•
Adjusted Operating Profit increased 215% year over year to $259 million from $82 million (a 227% increase excluding F/X).
•
Restaurant margin was 16.1%, compared with 12.1% in the prior year period.
•
Effective tax rate was 24.7%.
•
Net Income increased 138% to $197 million from $83 million in the prior year period, primarily due to the increase in Operating Profit.
•
Adjusted Net Income increased 137% to $199 million from $84 million in the prior year period (a 207% increase excluding the net loss of $9 million in the second quarter of 2023 and net gain of $16 million in the second quarter of 2022, from the mark-to-market equity investment in Meituan; a 219% increase if further excluding F/X).
•
Diluted EPS increased 135% to $0.47 from $0.20 in the prior year period.
•
Adjusted Diluted EPS increased 135% to $0.47 from $0.20 in the prior year period (a 206% increase excluding the net loss from the mark-to-market equity investments in the second quarter of 2023 and net gain in the second quarter of 2022; a 219% increase if further excluding F/X).

Key Financial Results

	Second Quarter 2023				Year to Date Ended 6/30/2023
	% Change				% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	+32	+15	+12	+216	+24	+11	+12	+147
KFC	+32	+15	+12	+125	+24	+11	+12	+103
Pizza Hut	+30	+13	+13	+216	+23	+10	+13	+120

Yum China Holdings, Inc. • Shanghai, China • Website http://ir.yumchina.com

	Second Quarter				Year to Date Ended 6/30
(in US$ million, except			% Change				% Change
per share data and percentages)	2023	2022	Reported	Ex F/X	2023	2022	Reported	Ex F/X
Operating Profit	$257	$81	+216	+228	$673	$272	+147	+164
Adjusted Operating Profit(1)	$259	$82	+215	+227	$678	$275	+146	+162
Net Income	$197	$83	+138	+147	$486	$183	+166	+184
Adjusted Net Income(1)	$199	$84	+137	+147	$491	$186	+164	+181
Basic Earnings Per Common Share	$0.47	$0.20	+135	+145	$1.16	$0.43	+170	+188
Adjusted Basic Earnings Per Common Share(1)	$0.47	$0.20	+135	+145	$1.17	$0.44	+166	+184
Diluted Earnings Per Common Share	$0.47	$0.20	+135	+145	$1.15	$0.43	+167	+186
Adjusted Diluted Earnings Per Common Share(1)	$0.47	$0.20	+135	+145	$1.16	$0.44	+164	+182

1 See “Reconciliation of Reported GAAP Results to non-GAAP Adjusted Measures” included in the accompanying tables of this release for further details.

Note: All comparisons are versus the same period a year ago.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Effective January 1, 2018, temporary store closures are normalized in the same-store sales calculation by excluding the period during which stores are temporarily closed.

CEO and CFO Comments

Joey Wat, CEO of Yum China, commented, “We achieved outstanding results, delivering substantial growth in the top-line and bottom-line, in the second quarter, thanks to our teams’ dedication and creativity. This once again demonstrates our anti-fragile business model and ability to capture opportunities in good times and stay resilient in bad times. Our innovative products and compelling value captured customer demand and drove double-digit same-store sales growth. KFC’s “K-zza” and Pizza Hut’s new menu items were hugely popular. Our exciting campaign with Genshin Impact and fun toy offerings with Sanrio and Pokemon spurred strong demand and brought consumers moments of joy. We registered record daily transactions of 8.5 million on Children’s Day. Our amazing operations team, robust end-to-end digital capabilities and agile supply chain enabled us to flexibly handle surges in customer traffic through holiday periods and special marketing campaigns, while maintaining consistent quality and customer service. As a result of these collective efforts, our operating profit for the first half of this year already exceeded the entire year of 2022.”

Wat continued, “We accelerated the pace of new store openings in the second quarter and celebrated two milestones. Pizza Hut surpassed 3,000 stores in China and KFC exceeded 500 stores in Shanghai alone. With 655 net new stores in the first half of 2023, we are on track to meet our expansion goals for the year. Importantly, new store payback periods remain healthy. Furthermore, we see abundant white space in China. With a presence in 1,900 cities, we are still tracking over 800 cities without a KFC. Similarly, Pizza Hut has a great potential for expanding its footprint. With our flexible store formats, we continue to expand addressable markets across city tiers. By actively pursuing our RGM (Resilience-Growth-Moat) strategy and leveraging our industry-leading strengths, we are confident in our ability to capture long-term growth opportunities.”

Andy Yeung, CFO of Yum China, added, “We delivered record second-quarter revenues and profits, despite challenging macro conditions and an uptick of COVID infections during the quarter. When customer demand softened in May, we adjusted nimbly to address consumer needs, captured holiday spending and successfully regained sales momentum. Sales growth and proactive cost structure rebasing helped us improve operating leverage, expanding restaurant margins and delivering record operating profit in the quarter. Even though same-store sales remained below 2019 levels, our revenue in the second quarter has increased by 25% and operating profits have risen by 26% compared to pre-pandemic levels in 2019.”

“As we move into the third quarter, driving sales remains our top priority. We have lined up exciting marketing campaigns and resources to seize sales opportunities in the peak summer season. Our efforts on efficiency improvement and cost structure rebasing should continue to benefit profitability in the long run. But, it is worth noting that last year’s record third-quarter restaurant margins set a relatively high benchmark, due to austerity measures and temporary reliefs. We will continue to stay agile through evolving market conditions, expand our store network and fortify our competitive moat to drive sustainable long-term growth,” Yeung concluded.

Share Repurchases and Dividends

•
During the second quarter, the Company repurchased approximately 1 million shares of Yum China common stock for $62 million at an average price of $60.23 per share. As of June 30, 2023, approximately $1 billion remained available for future share repurchases under the current authorization.
•
The Board declared a cash dividend of $0.13 per share on Yum China’s common stock, payable on September 18, 2023 to shareholders of record as of the close of business on August 28, 2023.

Digital and Delivery

•
The KFC and Pizza Hut loyalty programs exceeded 445 million members combined, as of quarter-end. Member sales accounted for approximately 66% of system sales in the second quarter of 2023.
•
Delivery contributed approximately 35% of KFC and Pizza Hut’s Company sales in the second quarter of 2023, a decrease of 3% compared with the prior year period.
•
Digital orders, including delivery, mobile orders and kiosk orders, accounted for approximately 90% of KFC and Pizza Hut’s Company sales in the second quarter of 2023.

KFC and Pizza Hut Total	Second Quarter		Year to Date Ended 6/30
	2023	2022	2023	2022
Member count (as of period-end)	445 million+	385 million+	445 million+	385 million+
Member sales as % of system sales	~66%	~62%	~64%	~62%
Delivery as % of Company sales	~35%	~38%	~36%	~37%
Digital orders as % of Company sales	~90%	~89%	~90%	~88%

New-Unit Development and Asset Upgrade

•
The Company opened 422 net new stores in the second quarter of 2023, mainly driven by development of the KFC and Pizza Hut brands.
•
The Company remodeled 171 stores in the second quarter of 2023.

	Net New Units		Restaurant Count
	Second Quarter	Year to Date	As of June 30
	2023	Ended 6/30/2023	2023	2022
Yum China	422	655	13,602	12,170
KFC	323	468	9,562	8,510
Pizza Hut	89	169	3,072	2,711
Others(2)	10	18	968	949

2 Others include Taco Bell, Lavazza, Little Sheep, Huang Ji Huang, and, for 2022, COFFii & JOY.

Restaurant Margin

•
Restaurant margin was 16.1% in the second quarter of 2023 compared with 12.1% in the prior year period, driven primarily by sales leveraging and ongoing benefits of cost structure rebasing efforts; partially offset by lapping austerity measures in the prior year, higher promotion costs, and wage inflation.

	Second Quarter			Year to Date Ended 6/30
	2023	2022	ppts change	2023	2022	ppts change
Yum China	16.1%	12.1%	+4.0	18.3%	13.0%	+5.3
KFC	17.3%	13.4%	+3.9	19.9%	14.4%	+5.5
Pizza Hut	12.4%	8.6%	+3.8	13.3%	9.8%	+3.5

2023 Outlook

The Company's fiscal year 2023 targets remain unchanged:

•
To open approximately 1,100 to 1,300 net new stores.
•
To make capital expenditures in the range of approximately $700 million to $900 million.

Company Updates

•
On July 17, 2023, the Company announced the appointment of Mr. David Hoffmann to the Board of the Directors. With this appointment, the Board is now comprised of 10 directors, nine of whom are independent.

Note on Non-GAAP Measures

Reported GAAP results include Special Items, which are excluded from non-GAAP adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” within this release. In addition, for the non-GAAP measures of Restaurant profit and Restaurant margin, see “Reconciliation of GAAP Operating Profit to Restaurant Profit” under “Segment Results” within this release.

Conference Call

Yum China’s management will hold an earnings conference call at 8:00 p.m. U.S. Eastern Time on Monday, July 31, 2023 (8:00 a.m. Beijing/Hong Kong Time on Tuesday, August 1, 2023).

A live webcast of the call may be accessed at https://edge.media-server.com/mmc/p/4rchbbk4/.

To join by phone, please register in advance of the conference through the link provided below. Upon registering, you will be provided with participant dial-in numbers, a passcode and a unique access PIN.

Pre-registration Link: https://s1.c-conf.com/diamondpass/10031360-wcv829.html

A replay of the conference call will be available one hour after the call ends until Tuesday, August 8, 2023 and may be accessed by phone at the following numbers:

U.S.:	1 855 883 1031
Mainland China:	400 1209 216
Hong Kong:	800 930 639
U.K.:	0800 031 4295

Replay access code:	10031360

Additionally, this earnings release, the accompanying slides, as well as the live and archived webcast of this conference call will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

For important news and information regarding Yum China, including our filings with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange, visit Yum China's Investor Relations website at http://ir.yumchina.com. Yum China uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2023 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook,” “commit” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, growth, business plans, investment, dividend and share repurchase plans, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, the expected impact of the COVID-19 pandemic, pace of recovery of Yum China's business, the anticipated effects of our innovation, digital and delivery capabilities and investments on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 pandemic, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China is the largest restaurant company in China with a mission to make every life taste beautiful. The Company has over 400,000 employees and operates over 13,000 restaurants under six brands across 1,900 cities in China. KFC and Pizza Hut are the leading brands in the quick-service and casual dining restaurant spaces in China, respectively. Taco Bell offers innovative Mexican-inspired food. Yum China has also partnered with Lavazza to develop the Lavazza coffee concept in China. Little Sheep and Huang Ji Huang specialize in Chinese cuisine. Yum China has a world-class, digitalized supply chain which includes an extensive network of logistics centers nationwide and an in-house supply chain management system. Its strong digital capabilities and loyalty program enable the Company to reach customers faster and serve them better. Yum China is a Fortune 500 company with the vision to be the world’s most innovative pioneer in the restaurant industry. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 / +852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	6/30/2023	6/30/2022	B/(W)		6/30/2023	6/30/2022	B/(W)
Revenues
Company sales	$2,517	$2,026	24		$5,289	$4,574	16
Franchise fees and income	21	19	16		46	43	8
Revenues from transactions with franchisees	89	62	43		182	139	31
Other revenues	27	21	33		54	40	38
Total revenues	2,654	2,128	25		5,571	4,796	16
Costs and Expenses, Net
Company restaurants
Food and paper	773	627	(23)		1,608	1,419	(13)
Payroll and employee benefits	665	549	(21)		1,348	1,216	(11)
Occupancy and other operating expenses	675	605	(12)		1,366	1,343	(2)
Company restaurant expenses	2,113	1,781	(19)		4,322	3,978	(9)
General and administrative expenses	153	141	(9)		316	292	(8)
Franchise expenses	9	8	(5)		19	18	(1)
Expenses for transactions with franchisees	84	61	(40)		175	136	(29)
Other operating costs and expenses	24	18	(29)		48	35	(36)
Closures and impairment expenses, net	14	14	(7)		17	16	(12)
Other expenses, net	—	24	99		1	49	97
Total costs and expenses, net	2,397	2,047	(17)		4,898	4,524	(8)
Operating Profit	257	81	216		673	272	147
Interest income, net	40	14	184		78	26	203
Investment (loss) gain	(11)	20	NM		(28)	(17)	(69)
Income Before Income Taxes and Equity in Net Earnings (Losses) from Equity Method Investments	286	115	147		723	281	157
Income tax provision	(71)	(31)	(131)		(196)	(86)	(128)
Equity in net earnings (losses) from equity method investments	(1)	(1)	45		—	(2)	90
Net income – including noncontrolling interests	214	83	157		527	193	173
Net income – noncontrolling interests	17	—	NM		41	10	(290)
Net Income – Yum China Holdings, Inc.	$197	$83	138		$486	$183	166
Effective tax rate	24.7%	26.5%	1.8	ppts.	27.0%	30.4%	3.4	ppts.

Basic Earnings Per Common Share	$0.47	$0.20			$1.16	$0.43
Weighted-average shares outstanding (in millions)	418	421			418	423

Diluted Earnings Per Common Share	$0.47	$0.20			$1.15	$0.43
Weighted-average shares outstanding (in millions)	422	424			423	427

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.7	30.9	0.2	ppts.	30.4	31.0	0.6	ppts.
Payroll and employee benefits	26.4	27.1	0.7	ppts.	25.5	26.6	1.1	ppts.
Occupancy and other operating expenses	26.8	29.9	3.1	ppts.	25.8	29.4	3.6	ppts.
Restaurant margin	16.1%	12.1%	4.0	ppts.	18.3%	13.0%	5.3	ppts.
Operating margin	10.2%	4.0%	6.2	ppts.	12.7%	6.0%	6.7	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	6/30/2023	6/30/2022	B/(W)		6/30/2023	6/30/2022	B/(W)
Revenues
Company sales	$1,954	$1,571	24		$4,120	$3,562	16
Franchise fees and income	15	13	18		32	29	11
Revenues from transactions with franchisees	11	7	45		21	15	36
Other revenues	4	3	42		9	5	101
Total revenues	1,984	1,594	24		4,182	3,611	16
Costs and Expenses, Net
Company restaurants
Food and paper	602	484	(24)		1,248	1,105	(13)
Payroll and employee benefits	498	413	(21)		1,010	914	(10)
Occupancy and other operating expenses	516	464	(11)		1,043	1,031	(1)
Company restaurant expenses	1,616	1,361	(19)		3,301	3,050	(8)
General and administrative expenses	67	63	(6)		135	128	(5)
Franchise expenses	7	6	(9)		16	15	(1)
Expenses for transactions with franchisees	9	6	(41)		18	14	(32)
Other operating costs and expenses	4	2	(61)		8	3	(143)
Closures and impairment expenses, net	8	9	11		9	8	(15)
Other expenses, net	—	25	99		2	51	96
Total costs and expenses, net	1,711	1,472	(16)		3,489	3,269	(7)
Operating Profit	$273	$122	125		$693	$342	103
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.8	30.8	—	ppts.	30.3	31.0	0.7	ppts.
Payroll and employee benefits	25.5	26.3	0.8	ppts.	24.5	25.7	1.2	ppts.
Occupancy and other operating expenses	26.4	29.5	3.1	ppts.	25.3	28.9	3.6	ppts.
Restaurant margin	17.3%	13.4%	3.9	ppts.	19.9%	14.4%	5.5	ppts.
Operating margin	14.0%	7.7%	6.3	ppts.	16.8%	9.6%	7.2	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	6/30/2023	6/30/2022	B/(W)		6/30/2023	6/30/2022	B/(W)
Revenues
Company sales	$546	$443	23		$1,137	$985	15
Franchise fees and income	2	2	(1)		4	4	1
Revenues from transactions with franchisees	1	1	17		2	2	11
Other revenues	5	2	186		8	4	136
Total revenues	554	448	24		1,151	995	16
Costs and Expenses, Net
Company restaurants
Food and paper	166	139	(19)		350	305	(15)
Payroll and employee benefits	162	131	(24)		329	288	(14)
Occupancy and other operating expenses	151	135	(12)		307	296	(4)
Company restaurant expenses	479	405	(18)		986	889	(11)
General and administrative expenses	30	28	(5)		59	57	(3)
Franchise expenses	1	1	(6)		2	2	(3)
Expenses for transactions with franchisees	1	1	(19)		2	2	(11)
Other operating costs and expenses	4	2	(187)		7	3	(130)
Closures and impairment expenses, net	4	—	NM		5	1	(603)
Total costs and expenses, net	519	437	(19)		1,061	954	(11)
Operating Profit	$35	$11	216		$90	$41	120
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.3	31.4	1.1	ppts.	30.8	31.0	0.2	ppts.
Payroll and employee benefits	29.7	29.5	(0.2)	ppts.	28.9	29.2	0.3	ppts.
Occupancy and other operating expenses	27.6	30.5	2.9	ppts.	27.0	30.0	3.0	ppts.
Restaurant margin	12.4%	8.6%	3.8	ppts.	13.3%	9.8%	3.5	ppts.
Operating margin	6.4%	2.5%	3.9	ppts.	7.9%	4.2%	3.7	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	6/30/2023	12/31/2022
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,189	$1,130
Short-term investments	1,762	2,022
Accounts receivable, net	59	64
Inventories, net	396	417
Prepaid expenses and other current assets	281	307
Total Current Assets	3,687	3,940
Property, plant and equipment, net	2,049	2,118
Operating lease right-of-use assets	2,066	2,219
Goodwill	1,891	1,988
Intangible assets, net	148	159
Long-term bank deposits and notes	1,179	680
Equity investments	323	361
Deferred income tax assets	72	113
Other assets	260	248
Total Assets	11,675	11,826

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	2,064	2,098
Income taxes payable	88	68
Total Current Liabilities	2,152	2,166
Non-current operating lease liabilities	1,773	1,906
Non-current finance lease liabilities	41	42
Deferred income tax liabilities	350	390
Other liabilities	142	162
Total Liabilities	4,458	4,666

Redeemable Noncontrolling Interest	12	12

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 417 million shares and 419 million shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	4	4
Additional paid-in capital	4,396	4,390
Retained earnings	2,465	2,191
Accumulated other comprehensive loss	(316)	(103)
Total Yum China Holdings, Inc. Stockholders' Equity	6,549	6,482
Noncontrolling interests	656	666
Total Equity	7,205	7,148
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$11,675	$11,826

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Year to Date Ended
	6/30/2023	6/30/2022
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$527	$193
Depreciation and amortization	228	317
Non-cash operating lease cost	202	230
Closures and impairment expenses	17	16
Investment loss	28	17
Equity in net (earnings) losses from equity method investments	—	2
Distributions of income received from equity method investments	8	—
Deferred income taxes	13	(7)
Share-based compensation expense	29	21
Changes in accounts receivable	2	(17)
Changes in inventories	1	59
Changes in prepaid expenses, other current assets and VAT assets	19	24
Changes in accounts payable and other current liabilities	54	(51)
Changes in income taxes payable	25	6
Changes in non-current operating lease liabilities	(193)	(198)
Other, net	(36)	(3)
Net Cash Provided by Operating Activities	924	609
Cash Flows – Investing Activities
Capital spending	(332)	(347)
Purchases of short-term investments, long-term bank deposits and notes	(2,172)	(2,145)
Maturities of short-term investments, long-term bank deposits and notes	1,904	2,461
Acquisition of business, net of cash acquired	—	(23)
Other, net	2	2
Net Cash Used in Investing Activities	(598)	(52)
Cash Flows – Financing Activities
Repurchase of shares of common stock	(122)	(400)
Cash dividends paid on common stock	(108)	(101)
Dividends paid to noncontrolling interests	(28)	(23)
Contributions from noncontrolling interests	35	18
Payment of acquisition related holdback	(3)	(6)
Other, net	(4)	(1)
Net Cash Used in Financing Activities	(230)	(513)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(37)	(33)
Net Increase in Cash, Cash Equivalents and Restricted Cash	59	11
Cash, Cash Equivalents, and Restricted Cash - Beginning of Period	1,130	1,136
Cash, Cash Equivalents, and Restricted Cash - End of Period	$1,189	$1,147

In this press release:

•
The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.
•
System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at an average rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.
•
Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our "base" stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, including stores temporarily closed, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.
•
Company sales represent revenues from Company-owned restaurants. Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales, including cost of food and paper, restaurant-level payroll and employee benefits, rent, depreciation and amortization of restaurant-level assets, advertising expenses, and other operating expenses. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.
•
Certain comparative items in the Condensed Consolidated Financial Statements have been reclassified to conform to the current period’s presentation to facilitate comparison.

Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted Earnings Per Common Share ("EPS"), Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items. We also use Restaurant profit and Restaurant margin (as defined above) for the purposes of internally evaluating the performance of our Company-owned restaurants and we believe Restaurant profit and Restaurant margin provide useful information to investors as to the profitability of our Company-owned restaurants.

The following table set forth the reconciliation of the most directly comparable GAAP financial measures to the non-GAAP adjusted financial measures. The reconciliation of GAAP Operating Profit to Restaurant Profit is presented in Segment Results within this release.

	Quarter Ended		Year to Date Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022

Non-GAAP Reconciliations

Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$257	$81	$673	$272
Special Items, Operating Profit	(2)	(1)	(5)	(3)
Adjusted Operating Profit	$259	$82	$678	$275
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$197	$83	$486	$183
Special Items, Net Income –Yum China Holdings, Inc.	(2)	(1)	(5)	(3)
Adjusted Net Income – Yum China Holdings, Inc.	$199	$84	$491	$186
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.47	$0.20	$1.16	$0.43
Special Items, Basic Earnings Per Common Share	—	—	(0.01)	(0.01)
Adjusted Basic Earnings Per Common Share	$0.47	$0.20	$1.17	$0.44
Diluted Earnings Per Common Share	$0.47	$0.20	$1.15	$0.43
Special Items, Diluted Earnings Per Common Share	—	—	(0.01)	(0.01)
Adjusted Diluted Earnings Per Common Share	$0.47	$0.20	$1.16	$0.44
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	24.7%	26.5%	27.0%	30.4%
Impact on effective tax rate as a result of Special Items	0.1%	0.2%	0.1%	0.3%
Adjusted effective tax rate	24.6%	26.3%	26.9%	30.1%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below:

	Quarter Ended		Year to Date Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$197	$83	$486	$183
Net income – noncontrolling interests	17	—	41	10
Equity in net (earnings) losses from equity method investments	1	1	—	2
Income tax provision	71	31	196	86
Interest income, net	(40)	(14)	(78)	(26)
Investment loss (gain)	11	(20)	28	17
Operating Profit	257	81	673	272
Special Items, Operating Profit	2	1	5	3
Adjusted Operating Profit	259	82	678	275
Depreciation and amortization	112	153	228	317
Store impairment charges	17	22	21	30
Adjusted EBITDA	$388	$257	$927	$622

Details of Special Items are presented below:

	Quarter Ended		Year to Date Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022

Share-based compensation expense for Partner PSU Awards(1)	$(2)	$(1)	$(5)	$(3)
Special Items, Operating Profit	(2)	(1)	(5)	(3)
Tax effect on Special Items(2)	—	—	—	—
Special Items, net income – including noncontrolling interests	(2)	(1)	(5)	(3)
Special Items, net income – noncontrolling interests	—	—	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$(2)	$(1)	$(5)	$(3)
Weighted-average Diluted Shares Outstanding (in millions)	422	424	423	427
Special Items, Diluted Earnings Per Common Share	$—	$—	$(0.01)	$(0.01)

(1)
In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants to the same employees during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance.
(2)
The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges, and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash item.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

Unit Count by Brand

KFC

	12/31/2022	New Builds	Closures	Refranchised	6/30/2023
Company-owned	8,214	516	(115)	(3)	8,612
Franchisees	880	75	(8)	3	950
Total	9,094	591	(123)	—	9,562

Pizza Hut

	12/31/2022	New Builds	Closures	Refranchised	6/30/2023
Company-owned	2,760	216	(49)	(2)	2,925
Franchisees	143	3	(1)	2	147
Total	2,903	219	(50)	—	3,072

Others

	12/31/2022	New Builds	Closures	6/30/2023
Company-owned	187	35	(12)	210
Franchisees	763	53	(58)	758
Total	950	88	(70)	968

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

	Quarter Ended 6/30/2023
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,954	$546	$17	$—	$—	$2,517
Franchise fees and income	15	2	4	—	—	21
Revenues from transactions with franchisees(2)	11	1	17	60	—	89
Other revenues	4	5	144	10	(136)	27
Total revenues	$1,984	$554	$182	$70	$(136)	$2,654
Company restaurant expenses	1,616	479	18	—	—	2,113
General and administrative expenses	67	30	10	46	—	153
Franchise expenses	7	1	1	—	—	9
Expenses for transactions with franchisees(2)	9	1	15	59	—	84
Other operating costs and expenses	4	4	142	10	(136)	24
Closures and impairment expenses, net	8	4	2	—	—	14
Total costs and expenses, net	1,711	519	188	115	(136)	2,397
Operating Profit (Loss)	$273	$35	$(6)	$(45)	$—	$257

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Quarter Ended 6/30/2023
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$273	$35	$(6)	$(45)	$—	$257
Less:
Franchise fees and income	15	2	4	—	—	21
Revenues from transactions with franchisees	11	1	17	60	—	89
Other revenues	4	5	144	10	(136)	27
Add:
General and administrative expenses	67	30	10	46	—	153
Franchise expenses	7	1	1	—	—	9
Expenses for transactions with franchisees	9	1	15	59	—	84
Other operating costs and expenses	4	4	142	10	(136)	24
Closures and impairment expenses, net	8	4	2	—	—	14
Restaurant profit (loss)	$338	$67	$(1)	$—	$—	$404
Company sales	1,954	546	17	—	—	2,517
Restaurant margin %	17.3%	12.4%	(9.6)%	N/A	N/A	16.1%

	Quarter Ended 6/30/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,571	$443	$12	$—	$—	$2,026
Franchise fees and income	13	2	4	—	—	19
Revenues from transactions with franchisees(2)	7	1	7	47	—	62
Other revenues	3	2	119	9	(112)	21
Total revenues	$1,594	$448	$142	$56	$(112)	$2,128
Company restaurant expenses	1,361	405	15	—	—	1,781
General and administrative expenses	63	28	11	39	—	141
Franchise expenses	6	1	1	—	—	8
Expenses for transactions with franchisees(2)	6	1	6	48	—	61
Other operating costs and expenses	2	2	117	9	(112)	18
Closures and impairment expenses, net	9	—	5	—	—	14
Other expenses (income), net	25	—	—	(1)	—	24
Total costs and expenses, net	1,472	437	155	95	(112)	2,047
Operating Profit (Loss)	$122	$11	$(13)	$(39)	$—	$81

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Quarter Ended 6/30/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$122	$11	$(13)	$(39)	$—	$81
Less:
Franchise fees and income	13	2	4	—	—	19
Revenues from transactions with franchisees	7	1	7	47	—	62
Other revenues	3	2	119	9	(112)	21
Add:
General and administrative expenses	63	28	11	39	—	141
Franchise expenses	6	1	1	—	—	8
Expenses for transactions with franchisees	6	1	6	48	—	61
Other operating costs and expenses	2	2	117	9	(112)	18
Closures and impairment expenses, net	9	—	5	—	—	14
Other expenses (income), net	25	—	—	(1)	—	24
Restaurant profit (loss)	$210	$38	$(3)	$—	$—	$245
Company sales	1,571	443	12	—	—	2,026
Restaurant margin %	13.4%	8.6%	(24.5)%	N/A	N/A	12.1%

	Year to Date Ended 6/30/2023
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$4,120	$1,137	$32	$—	$—	$5,289
Franchise fees and income	32	4	10	—	—	46
Revenues from transactions with franchisees(2)	21	2	36	123	—	182
Other revenues	9	8	306	20	(289)	54
Total revenues	$4,182	$1,151	$384	$143	$(289)	$5,571
Company restaurant expenses	3,301	986	36	—	(1)	4,322
General and administrative expenses	135	59	21	101	—	316
Franchise expenses	16	2	1	—	—	19
Expenses for transactions with franchisees(2)	18	2	33	122	—	175
Other operating costs and expenses	8	7	303	18	(288)	48
Closures and impairment expenses, net	9	5	3	—	—	17
Other expenses (income), net	2	—	—	(1)	—	1
Total costs and expenses, net	3,489	1,061	397	240	(289)	4,898
Operating Profit (Loss)	$693	$90	$(13)	$(97)	$—	$673

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Year to Date Ended 6/30/2023
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$693	$90	$(13)	$(97)	$—	$673
Less:
Franchise fees and income	32	4	10	—	—	46
Revenues from transactions with franchisees	21	2	36	123	—	182
Other revenues	9	8	306	20	(289)	54
Add:
General and administrative expenses	135	59	21	101	—	316
Franchise expenses	16	2	1	—	—	19
Expenses for transactions with franchisees	18	2	33	122	—	175
Other operating costs and expenses	8	7	303	18	(288)	48
Closures and impairment expenses, net	9	5	3	—	—	17
Other expenses (income), net	2	—	—	(1)	—	1
Restaurant profit (loss)	$819	$151	$(4)	$—	$1	$967
Company sales	4,120	1,137	32	—	—	5,289
Restaurant margin %	19.9%	13.3%	(15.1)%	N/A	N/A	18.3%

	Year to Date Ended 6/30/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$3,562	$985	$27	$—	$—	$4,574
Franchise fees and income	29	4	10	—	—	43
Revenues from transactions with franchisees(2)	15	2	18	104	—	139
Other revenues	5	4	250	19	(238)	40
Total revenues	$3,611	$995	$305	$123	$(238)	$4,796
Company restaurant expenses	3,050	889	37	—	2	3,978
General and administrative expenses	128	57	24	83	—	292
Franchise expenses	15	2	1	—	—	18
Expenses for transactions with franchisees(2)	14	2	15	105	—	136
Other operating costs and expenses	3	3	251	18	(240)	35
Closures and impairment expenses, net	8	1	7	—	—	16
Other expenses (income), net	51	—	—	(2)	—	49
Total costs and expenses, net	3,269	954	335	204	(238)	4,524
Operating Profit (Loss)	$342	$41	$(30)	$(81)	$—	$272

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Year to Date Ended 6/30/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$342	$41	$(30)	$(81)	$—	$272
Less:
Franchise fees and income	29	4	10	—	—	43
Revenues from transactions with franchisees	15	2	18	104	—	139
Other revenues	5	4	250	19	(238)	40
Add:
General and administrative expenses	128	57	24	83	—	292
Franchise expenses	15	2	1	—	—	18
Expenses for transactions with franchisees	14	2	15	105	—	136
Other operating costs and expenses	3	3	251	18	(240)	35
Closures and impairment expenses, net	8	1	7	—	—	16
Other expenses (income), net	51	—	—	(2)	—	49
Restaurant profit (loss)	$512	$96	$(10)	$—	$(2)	$596
Company sales	3,562	985	27	—	—	4,574
Restaurant margin %	14.4%	9.8%	(39.1)%	N/A	N/A	13.0%

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)
Amounts have not been allocated to any segment for purpose of making operating decision or assessing financial performance as the transactions are deemed corporate revenues and expenses in nature.
(2)
Primarily includes revenues and associated expenses of transactions with franchisees derived from the Company’s central procurement model whereby the Company centrally purchases substantially all food and paper products from suppliers and then sells and delivers to KFC and Pizza Hut restaurants, including franchisees.